Tuesday June 29, 5:30 am ET

Press Release

DataLogic International Secures $3 Million Financing From Laurus Funds to Support Growth and M&A Initiatives

IRVINE, Calif., June 29 /PRNewswire-FirstCall/ -- DataLogic International, Inc. (OTC Bulletin Board: DLGI - news; Berlin, Frankfurt Stock Exchange:
779612) today announced that it has secured a $3 million financing facility with Laurus Master Fund, Ltd. ("Laurus Funds") to support its organic growth and future merger and acquisition initiatives.

The financing consisted of a $3 million secured convertible term note. The note has a term of three years and bears an interest rate of prime plus 2%. It is payable in cash or equity with a conversion price of $.66, subject to certain limitations.

In addition, DataLogic granted Laurus Funds seven-year warrants to purchase up to 705,000 shares of the Company's common stock with 425,000, 175,000, and 105,000 shares at $.73, $.76, and $.79 respectively.

"We are delighted to have formed this strategic alliance with Laurus Funds," commented Derek Nguyen, DataLogic's CEO. "By closing this transaction, we're also one step closer to meeting the AMEX exchange requirement of $4 million in shareholder equity, a critical requirement for us to qualify for listing on that exchange. Now that we have accomplished this major milestone, we will be more active in communicating our roadmap and growth strategies to our shareholders," Nguyen added.

DataLogic's President and CFO, Keith Nguyen, added, "This transaction gives us the capital to support our fast growing VoIP business segment. It also allows us to restructure our debt and strengthen our balance sheet as we reposition our Company in order to meet the added demands in our core businesses. With the support of Laurus Funds, we now have the proper financial backing to handle more aggressive organic growth and external growth via M&A initiatives."

About DataLogic International Inc.

DataLogic International, Inc. is a technology and professional service company dedicated to providing a wide range of Information Technology and
Communications related products and services.   For more information about
DataLogic, go to www.dlgi.com or contact Investor Relations at ir@dlgi.com or
(888) 530-8228.

This release contains forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended and section 21e of the Securities and Exchange Act of 1934, as amended. Those statements include the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Accomplishing the strategy described herein is significantly dependent upon numerous factors, many are not in management's control. Some of these factors include the ability of the company to raise sufficient capital, attract qualified management, attract new customers and effectively compete against similar companies.

SOURCE: DataLogic International, Inc.